Exhibit 11.3

Independent Auditor’s Consent

We consent to the inclusion of our report dated April 29, 2020, with respect to the consolidated balance sheets of MogulREIT I, LLC as of December 31, 2019 and 2018, and the related consolidated statements of income, members’ equity and cash flows for the years then ended, appearing in this Post-Qualification Offering Circular Amendment No. 2 on Form 1-A (File No 024-10840) of MogulREIT I, LLC. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Bethesda, Maryland

June 19, 2020